SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 27, 2007

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2007, the Board of Directors of Varian Medical Systems, Inc. (the “Company”) appointed Steven A. Leibel, M.D., as a director of the Company with a term effective October 1, 2007 and expiring at the Company’s 2008 Annual Meeting of Stockholders. Dr. Leibel replaces Dr. Allen S. Lichter, M.D., who retired from the Company’s Board of Directors in order to devote full attention to his duties as the Chief Executive Officer of the American Society of Clinical Oncology.

Dr. Leibel, age 61, has been the Professor of Radiation Oncology at Stanford University School of Medicine and the Ann and John Doerr Medical Director of the Stanford Cancer Center since July 2004. Since May 2005, Dr. Leibel has also served as the Associate Director for Clinical Research and Care at the Stanford Cancer Center. Prior to joining Stanford, Dr. Leibel served as Chairman of the Memorial Sloan-Kettering Department of Radiation Oncology from 1998 to June 2004, and on the medical staff at Phelps Memorial Hospital Center, Mercy Medical Center and St. Clare’s Hospital/Dover & Denville. Dr. Leibel earned an M.D. degree at the University of California, San Francisco in 1972, and a B.S. degree in Human Biology at Michigan State University in 1970.

Dr. Leibel currently does not sit on the board of directors of any other publicly traded company. He will serve on the Board’s Nominating and Corporate Governance Committee. Pursuant to the Company's Second Amended and Restated 2005 Omnibus Stock Plan, Dr. Leibel will receive a grant of non-qualified options for 16,000 shares of the Company's Common Stock and a grant of 4,000 deferred stock units at the next regularly scheduled meeting of the Board of Directors, in accordance with the Company’s current program for compensation of non-employee directors.

On October 1, 2007, Company issued a press release entitled “Steven A. Leibel Appointed to Board of Directors for Varian Medical Systems.” A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

	By:	/s/ John W. Kuo
	Name:	John W. Kuo
	Title:	Corporate Vice President, General Counsel and Secretary

Dated: September 28, 2007

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated October 1, 2007 entitled “Steven A. Leibel Appointed to Board of Directors for Varian Medical Systems.”